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                                                                      EXHIBIT 99
[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)

FOR RELEASE AT 5:00 P.M.


                                 DUSA ANNOUNCES
                             RESIGNATION OF OFFICER

WILMINGTON, MA. - JULY 14, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced that Gary Talarico, VP of Sales, had resigned for personal reasons on July 9, 2005. The resignation will be effective July 22, 2005. Mr. Talarico joined DUSA on February 16, 2005 after serving DUSA as a consultant for several months.

Bob Doman, DUSA's President and COO, stated "We want to thank Gary for his insight, guidance and significant contributions as we built up our sales team and began to implement our current sales strategies. We wish him well as he resumes his consulting practice. For the immediate future, David Page, Director, Southeastern Regional Sales, will report to me and be responsible for leading and implementing field sales force initiatives along with our three experienced regional managers."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to beliefs concerning the effective date of Mr. Talarico's resignation and the responsibilities of Mr. Page for the immediate future. Such risks and uncertainties include, but are not limited to, the Company's ability to effectuate the resignation of Mr. Talarico in a timely manner, the continuing service to the Company by Mr. Page, and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2004.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman and CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com